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                                                                 Exhibit 99.5


                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between DoubleClick, Inc. (the "Corporation") and ______________________ ("Optionee") evidencing the stock option (the "Option") granted on ________________, 199__ to Optionee under the terms of the Corporation's 1997 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING A
                                CHANGE IN CONTROL

          1. Should Optionee's Service terminate by reason of an Involuntary Termination effected within twelve (12) months following a Change in Control, the Option, to the extent outstanding at that time but not otherwise fully exercisable, shall automatically accelerate and become immediately exercisable for an additional number of Option Shares equal to fifty percent (50%) of the total number of Option Shares for which the Option is not otherwise exercisable at the time of such Involuntary Termination.

          2. The Option as accelerated pursuant to this Addendum shall remain so exercisable until the EARLIER of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of the Optionee's Involuntary Termination.

          3. For purposes of this Addendum the following definitions shall be in effect:

               (i) An INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

                    (A) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                    (B) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's duties and responsibilities or the level of management to which he or she reports, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen

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          percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

          4. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within twelve (12) months after the Change in Control and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

          IN WITNESS WHEREOF, DoubleClick, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

                                  DOUBLECLICK, INC.


                                  By:________________________________

                                  Title:_____________________________



EFFECTIVE DATE:___________________, 199__


                                      2.